EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the “Amended and Restated Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan”, “Amended and Restated Israeli Share Option Plan” and “2006 U.S. Stock Option Plan” of Commtouch Software Ltd., of our report dated March 29, 2012, with respect to the consolidated financial statements of Commtouch Software Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel March 29, 2012	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global